                                                                    EXHIBIT 10.4


                        AMERICAN HEALTH PROPERTIES, INC.

                              AMENDED AND RESTATED

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                      WITH

                                Michael J. McGee

         This Amended and Restated Executive Employment Agreement (the "Agreement") is entered into as of July 16, 1999, between AMERICAN HEALTH PROPERTIES, INC., a Delaware corporation (the "Company") and Michael J. McGee, an individual ("Executive").

1.       EMPLOYMENT AND TERM

         The Company agrees to employ Executive for the period commencing on the day and the year first written above and ending on the earlier of: (a) the date of termination of Executive's employment in accordance with Section 4(a)-(c) below or (b) the date that is three (3) years from the date the Company provides Executive with written notice of termination of Executive's employment. The Board of Directors of the Company (the "Board") shall review the terms of Executive's employment on an annual basis and shall make such modifications to the terms as the Board in its discretion shall deem appropriate and as Executive shall consent.

2.       DUTIES

         (a) Executive shall serve in the capacity of Senior Vice President, Chief Financial Officer and Treasurer. Executive shall perform such services and duties as are usually associated with such positions as well as those decided upon by the President and the Board.

         (b) Executive shall devote his full business time and energy to the business and affairs of the Company and shall use his best efforts and abilities faithfully and diligently to promote the business interests of the Company and its subsidiaries as directed by and to the reasonable satisfaction of the President and the Board.

         (c) Executive's services shall be rendered in accordance with such policies as the Company may establish for the conduct of its officers and employees.

         (d) Provided such services or investments do not violate any applicable law, regulation or order or interfere in any way with the faithful and diligent performance by Executive of services to the Company otherwise required or contemplated by this Agreement or requested by the Board, Executive may:

              (i) Serve as a director, trustee, or in any other similar capacity of any business enterprise or any civic, educational, charitable or trade organization if the Board has been informed of such service and the Board has not expressly requested Executive to refuse, or to discontinue, such service, and

              (ii) Make and manage personal business investments of Executive's choice that are consistent with the conflict-of-interest policies of the Company.

3.       COMPENSATION

         Commencing as of February 1, 1999, the Company shall compensate Executive as follows:

         (a) Base Salary. Executive shall receive a Base Salary at the rate of Two Hundred Twelve Thousand Dollars ($212,000) per annum which shall be payable in semi-monthly installments in conformity with the Company's policy relating to its employees generally as in effect from time to time. Executive's Base Salary shall be reviewed periodically by the Board and may be increased by action of the Board upon such review, but Executive's salary shall not be decreased except as provided in Sections 4 and 5.

         (b) Incentive Compensation. The Board may, in its discretion, award an annual bonus in addition to base compensation. Such bonus, if any, shall be paid in such amount and based upon such criteria as are from time to time adopted by the Board.

         (c) Additional Benefits. Executive also shall be entitled to receive all benefits for which he is eligible under the terms of any stock incentive plan, pension plan, SERP, life, medical, dental, vision and disability insurance and reimbursement programs, and any other plans or arrangements, which the Company may provide for executive officers from time to time ("Additional Benefits"). Additional Benefits shall in all respects be paid in accordance with the then-existing plans, or policies, programs, or arrangements establishing or governing such Additional Benefits. The Company reserves the right to add, terminate, or amend any existing plans, policies, programs, or arrangements during the term of this Agreement and at all other times.

         (d) Vacation. Vacation, at full pay, of four (4) weeks per calendar year. Vacation not used during any calendar year may not be carried over to the following year.

         All compensation paid to Executive shall be subject to withholding for taxes and subject to payroll and other taxes as required by applicable law and in conformity with the Company's policies relating thereto as in effect from time to time.

4.       TERMINATION OF EMPLOYMENT BY THE COMPANY

         The compensation provided for in Section 3 of this Agreement and Executive's employment by the Company may be terminated by the Company prior to expiration of the term set forth in Section 1(b) as provided for below:

         (a) Disability. If Executive becomes either partially or totally unable to perform his duties after the making of reasonable accommodations because of any physical or mental disability during the term of his employment hereunder for three (3) consecutive calendar months or for shorter periods aggregating 90 or more business days in any 12-month period, Executive's employment may be terminated by the Company at any time during the continuance of such disability. Upon termination as described in this Section 4(a), Executive shall be entitled to receive the Base Salary provided for in Section 3(a) of this Agreement for a period of 90 days after such termination. The Company shall offset against such Base Salary payments any payments received by Executive as a result of such illness or injury pursuant to any federal or state program or any salary continuation or similar program or disability insurance established by the Company.

         Upon termination as described in this Section 4(a), Executive shall resign from his offices as an officer of the Company and its subsidiaries and the Company shall continue Executive's coverage under any and all life, medical, dental, vision and disability insurance plans for a period of 120 days after such termination at the expense of the Company. Other Additional Benefits shall be made available to Executive as required by applicable laws, including the health coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. ss.ss. 1161-1168 ("COBRA"), and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of termination. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), shall begin on the date of the termination of his employment under this Section 4(a). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this
Section 4(a) and under COBRA and other applicable laws. The Company shall provide Executive with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (b) Death. If Executive dies during the term of this Agreement, Executive's Beneficiary or Beneficiaries, as defined in Section 7 of this Agreement, shall be entitled to receive the Base Salary provided for in Section 3(a) of this Agreement for a period of 90 days after the date such death occurs. Additional Benefits shall be made available to the Beneficiaries of Executive under the life, medical, dental, vision and other Additional Benefit plans, policies, programs, and arrangements, as required by applicable laws, including COBRA, and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of Executive's death. The Company shall provide Executive's Beneficiaries with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (c) For Cause. The Company may upon 14 days' notice to Executive terminate this Agreement and all of its obligations hereunder to Executive accruing after the date of such termination if the termination is for "cause." A termination for cause is a termination effected by the Board on one or more of the following grounds: (i) that Executive has been declared of unsound mind by a court, (ii) that Executive has been convicted of a felony, (iii) that Executive has been convicted of a misdemeanor involving moral turpitude, or (iv) that Executive has repeatedly committed a material breach of this Agreement (provided that Executive has been notified of the prior breach).

         Except as expressly required by applicable laws, including COBRA if applicable, and by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect, upon such termination, Executive's rights under Section 3 of this Agreement shall terminate on the date of the termination of his employment under this Section 4(c). Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), if any, shall begin on the date of the termination of his employment under this Section 4(c). Upon termination as described in this Section 4(c), Executive shall resign from his offices as an officer of the Company and its subsidiaries. Executive agrees to execute all documents as may be requested by the Company in order to comply with its obligations under this Section 4(c) and under COBRA, if applicable, and any other applicable laws.

         (d) Other Termination. The Company may by notice to Executive terminate Executive's employment for reasons other than those specified in Sections 4(a) through (c) above. In the event notice of termination of Executive's employment is given by the Company for reasons other than those specified in Sections 4(a) through (c), and provided that the provisions of Section 5 do not apply, from the date of such notice of termination Executive shall be entitled to receive only the compensation specifically provided below:

              (i) The Executive's annual Base Salary in effect at the time of termination until the expiration of the employment period as provided in Section 1(b) of this Agreement.

              (ii) Additional Benefits under any life, medical, dental, vision and disability insurance and reimbursement programs in which Executive was participating at the time of notice of termination of Executive's employment, which benefits shall be continued until the earlier to occur of the expiration of Executive's employment period as provided in
         Section 1(b) or Executive's acceptance of comparable employment. Additional Benefits under the terms of any stock incentive plan, pension plan and SERP will not be continued except as expressly required by applicable laws or by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect.

              (iii) Immediate acceleration of vesting of stock options and acceleration of the lapse of restrictions of any restricted stock awards held by Executive that would have vested or lapsed during the period between notice of termination of Executive's employment and the expiration of Executive's employment period as provided in Section 1(b).

         Upon termination of Executive's employment as described in this Section 4(d), Executive shall resign from his offices as an officer of the Company and its subsidiaries and the Company shall, at the option of Executive, (i) continue installment payments to Executive on the periodic basis described in Section 3(a) at the rate and for the duration of the employment period specified in
Section 4(d)(i); or (ii) make a lump sum payment to Executive equal to seventy-five percent (75%) of the amounts due Executive under Section 4(d)(i) for the duration of the employment period specified therein. A lump sum payment in accordance with this paragraph shall be made within ten (10) working days of Executive's election.

         Upon termination of Executive's employment as described in this Section 4(d), Additional Benefits shall be made available to Executive as required by applicable laws, including COBRA. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), for purposes of this Section 4(d) shall begin on the date of the termination of the benefits to which Executive is entitled pursuant to
Section 4(d)(ii). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this Section 4(d) and under COBRA and any other applicable laws. The Company shall provide Executive with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (e) Constructive Termination. The occurrence of any of the following events shall be deemed a termination of Executive's employment under Section 4(d) above:

              (i) Failure to elect or reelect or otherwise to maintain Executive in the office or the position, or a substantially equivalent office or position, with the Company which Executive holds as of the date of this agreement (or which may be increased from time to time).

              (ii) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to Executive's position with the Company, a reduction in Executive's Base Salary, as increased from time to time, or the termination or denial of Executive's rights to a substantial amount of Additional Benefits as herein provided, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from Executive of such change, reduction or termination, as the case may be.

              (iii) The Company shall relocate its principal executive offices, or require Executive to have his principal location of work changed, to any location that is in excess of 25 miles from its present location.

              (iv) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

The determination by Executive in good faith that any of the events described in clauses (i) through (iv) above has occurred shall be conclusive.

5.       TERMINATION RELATING TO CHANGE OF CONTROL

         (a) Any of the following events shall constitute a "Change of Control" hereunder:

              (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

              (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

              (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or sale or other disposition of all or substantially all of the Company's assets to an entity that is not wholly owned by the Company (a "Sale"), unless immediately following such Reorganization or Sale, more than 80% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of either
         (x) the surviving corporation or entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Entity"), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the "Parent Entity"), is represented by Company voting securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company voting securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to the Reorganization or Sale; or

              (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

         (b) Effective upon or within 180 days of a Change of Control, Executive may terminate employment with the Company by delivering written notice of such termination to the Company, accompanied by Executive's resignation from his offices, if any, as an officer of the Company and its subsidiaries. Upon Executive's termination of employment or tendering of resignation as specified in the preceding sentence, or if the Company (or any successor) terminates (whether by Constructive Termination, within the meaning of Section 4(e), or otherwise) Executive's employment for any reason upon or within 180 days of a Change of Control, Executive shall be entitled to receive:

              (i) A lump sum payment (the "Severance Payment") equal to three
         (3) times Executive's Compensation Level. "Compensation Level" shall mean the sum of (A) the greater of (1) Executive's annual base salary in effect on the date of termination or (2) Executive's annual base salary in effect immediately prior to the Change of Control, plus (B) an amount (the "Bonus Amount") equal to the greater of (1) Executive's maximum bonus opportunity under the Company's annual bonus plan in respect of the year of Executive's termination of employment determined as of Executive's date of termination or (2) 78.75% of the amount determined under clause (A) of this sentence. Such lump sum payment shall be paid by the Company on the date (the "Payment Date") that is no later than two (2) business days immediately prior to the Anticipated COC Date or, in the case of a Change of Control in respect of which an Anticipated COC Date is not applicable, no later than ten (10) working days following any termination of employment covered by this Section 5. For purposes of this Agreement, the "Anticipated COC Date" is the date reasonably determined in good faith by the Chief Executive Officer of the Company to be the date on which an anticipated Change of Control is expected to occur.

              (ii) Additional Benefits (for Executive, his spouse and dependents) under any and all life, medical, dental, vision and disability insurance and reimbursement programs in which Executive was participating at the earlier of (A) the date immediately prior to the Change of Control and (B) the time of notice of termination of Executive's employment, which benefits shall be continued until the earlier to occur of the expiration of three (3) years following Executive's date of termination of employment or Executive's acceptance of comparable employment; provided, however, that upon Executive's acceptance of comparable employment, Additional Benefits under plans and programs of the Company (or any successor) shall be secondary to the benefits available, if any, from the benefit plans maintained by Executive's new employer. Additional Benefits under the terms of any stock incentive plan, pension plan and SERP will not be continued except as expressly required by applicable laws or by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect.

              (iii) As of the Payment Date, immediate acceleration of vesting of all stock options and dividend equivalent rights and immediate lapse of restrictions on all restricted stock awards held by Executive.

              (iv) A lump sum payment equal to the product of (A) the Bonus Amount and (B) a fraction, the numerator of which is the number of weeks elapsed (with a full week credited for any partial week elapsed) during the year of termination through the date of termination, and the denominator of which is 52. Such lump sum payment shall be paid by the Company on the Payment Date.

              (v) A lump sum payment equal to three years' additional contributions to the Company's Money Purchase Pension Plan (determined as if Executive had earned annual compensation during such three year period equal to the Compensation Level). Such lump sum payment shall be paid by the Company on the Payment Date.

         (c) On the Payment Date, the Company shall also pay to Executive, with respect to each outstanding stock option held by Executive that provides for the grant of dividend equivalent rights, a lump sum payment equal to the product of (i) and (ii), where (i) is the sum of (A) an amount equal to the accumulated dividend equivalents in respect of such stock options credited as of the Change of Control, plus (B) an amount equal to the sum of the projected additional dividend equivalents that would have been credited in respect of such stock options during the period commencing on the Change of Control through the fifth anniversary of the date of grant of such stock options, assuming the Company had continued to declare dividends with the same frequency as dividends were declared immediately prior to the Change of Control, and using a dividend equivalent crediting rate equal to the rate used for crediting dividend equivalents in respect of the most recent dividend actually paid by the Company immediately prior to first public announcement of the anticipated Change of Control (i.e., based on the amount of such actual dividend paid by the Company and the closing price per share of the Company's common stock on the declaration date of such dividend), and (ii) is the greater of (A) the closing price per share of the Company's common stock on the most recent trading day immediately prior to the Payment Date and (B) if applicable, the final value per share paid to holders of the Company's common stock in the transaction giving rise to the Change of Control (provided, that if holders of the Company's common stock receive publicly traded shares or securities in such transaction, the value per share shall be determined under this clause (ii)(B) with reference to the closing price of such shares or securities on the most recent trading day immediately prior to the Payment
Date).

         (d) In connection with any termination of employment pursuant to this
Section 5, the Company shall provide Executive with (i) outplacement services from an outplacement firm of Executive's choice up to a maximum cost of $10,000 and (ii) continuation for a period of three (3) years following Executive's date of termination of the club memberships and executive medical/financial counseling services provided by the Company to Executive at the level in effect on Executive's date of termination (or, if greater, in effect immediately prior to the Change of Control); provided that the Executive may elect to receive the cash value of the benefits provided under this Section 5(d), in which case such amount shall be paid by the Company on the Payment Date.

         (e) If any dispute arises between the Company and Executive regarding Executive's rights under this Section 5, Executive shall be entitled to recover, on an as-incurred basis, his attorneys' fees and costs incurred in connection with such dispute.

         (f) If the expected Surviving Entity of any Change of Control timely provides the Consulting Notice to Executive, Executive agrees that, following the termination of Executive's employment pursuant to this Section 5, Executive shall serve as a consultant to the Surviving Entity until the first anniversary of Executive's date of termination (the "Consulting Period"). For purposes of this Agreement, the "Consulting Notice" is a written notice delivered by the expected Surviving Entity of such Change of Control to Executive no later than 30 days prior to the Anticipated COC Date (or, if there is no Anticipated COC Date, no later than 10 days following Executive's termination of employment) pursuant to which such expected surviving entity irrevocably elects and covenants to retain Executive as a consultant to the Company, on the terms set forth below in this Section 5(f), for the entirety of the one-year Consulting Period, and agrees to pay Executive the fully-earned consulting fee required under this Section 5(f), which fee shall be fully earned by Executive upon delivery of the Consulting Notice, without regard to whether the Company or expected Surviving Entity uses some, all or none of the consulting services agreed to be provided by Executive. During the Consulting Period, Executive shall be reasonably available for up to 200 hours of consultation with the Company by telephone or in person at the Company's principal executive office, and Executive shall provide consulting services substantially similar to the services performed by Executive immediately prior to the earlier of the Payment Date or Executive's date of termination of employment. Performance of consulting services shall be scheduled on reasonable notice and in such a manner so as not to interfere significantly with other business activities of Executive. During the Consulting Period, the Company shall pay, in accordance with its normal payroll practices (but no less frequently than monthly), Executive the fully-earned consulting fee in an amount equal to the greater of (A) Executive's annual base salary in effect on the date of termination or (B) Executive's annual base salary in effect immediately prior to the Change of Control, and shall reimburse Executive for business and travel expenses associated with such consulting services reasonably and necessarily incurred by Executive during the Consulting Period.

         (g) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined by the Accounting Firm (as defined below) that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(g)) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall, on the Payment Date, pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes and net of any deductions which are disallowed to Executive by reason of Executive's receipt of the Gross-Up Payment and net of any benefits that result from the deductibility by Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state, and local income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              Subject to the foregoing provisions of this Section 5(g), all determinations required to be made under this Section 5(g), including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been or will be a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized public accounting firm (or, alternatively, may specify the office and personnel of the public accounting firm retained by the Company as of the date immediately prior to the Change of Control) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         (h) Executive agrees that in the event that payments are made by the Company to Executive on a Payment Date (or thereafter) in advance of an expected Change of Control, and such Change of Control does not occur within 10 business days following the Anticipated COC Date, Executive shall be obligated to, and shall, repay to the Company, within 2 business days following written notice by the Company to Executive that such Change of Control has not occurred during such period, all such amounts paid pursuant to this Section 5; provided that the return of such payments shall not prejudice Executive's rights under this
Section 5 with respect to any Change in Control.

         (i) Any payments by the Company under this Section 5 (after taking into account any amounts repaid to the Company pursuant to Section 5(h)) shall be in lieu of any payments under Section 4(d).

6.       TERMINATION OF EMPLOYMENT BY EXECUTIVE.

         (a) In addition to his rights under Section 5 hereof, Executive may terminate employment with the Company without cause as of a specified date not less than 30 days and not more than 90 days after delivering written notice of such termination to the Company. Upon the effective date of such termination, Executive's right to receive the compensation provided for in Section 3 of this Agreement shall terminate. The Company may at any time in its sole discretion waive all or part of the notice period and specify any day in such period that has not yet occurred as the date of termination for purposes of this Section 6(a); in the event of such occurrence, the Company shall pay Executive the amount of the compensation provided for in Section 3 of this Agreement for the remainder of the notice period given by Executive.

         (b) Upon termination as described in Section 6(a), Additional Benefits will be made available to Executive as required by applicable laws, including COBRA, if applicable, and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of termination. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), if any, shall begin on the date of the termination of his employment under Section 6(a). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this Section 6(b) and under COBRA, if applicable, and any other applicable laws.

7.       DESIGNATION OF BENEFICIARY

         Executive may designate one or more persons or entities (including a trust or trusts or his estate) to receive any compensation payable to him under
Section 4(b) ("Beneficiaries"). If Executive shall designate more than one Beneficiary, he shall set forth the proportion in which each is to receive such compensation; any such designation which fails to set forth such proportion shall be an invalid designation as to all those so designated. Executive also may designate one or more successor Beneficiaries who shall succeed to the rights of the Beneficiaries originally designated, in case the latter should die prior to the receipt of full payment. Executive may from time to time change any designation so made, and that last designation shall be controlling. If Executive designates a person other than, or in addition to, his spouse, his spouse shall specifically approve his designation and authorize the Company to pay his compensation as designated. In the absence of a valid designation by Executive meeting the requirements of this Section 7, or in the event of the death of a Beneficiary for whom no successor Beneficiary has been validly designated, Executive's compensation, or the portion of such compensation then payable to such deceased Beneficiary, shall be paid to the administrator or executor of Executive's estate for the benefit of Executive's estate, who shall in that event be deemed a Beneficiary under this Section 7.

         Executive's designation and his spouse's approval and authorization, if necessary, must be in the form of a signed writing witnessed by two adult persons (other than any designated Beneficiary) and must have been delivered to the Company prior to Executive's death.

8.       REIMBURSEMENT OF EXPENDITURES

         During the term of this Agreement, the Company shall reimburse Executive for business expenses reasonably and necessarily incurred by him on its behalf in accordance with its business-expense reimbursement policies as in effect from time to time and subject to Executive's furnishing such substantiation of such expenses as the Company may require.

9.       CONFIDENTIAL INFORMATION

         During the term of this Agreement and the period specified in Section 15 of this Agreement, Executive shall not disclose to any persons (other than another employee of the Company) any confidential information relating to the business of the Company obtained by him while in the employ of the Company, without the consent of the Board, except as necessary or appropriate in the discharge of his obligations to the Company and its shareholders.

10.      NONASSIGNMENT OF EXECUTIVE'S OBLIGATIONS AND DUTIES

         The obligations and duties of Executive hereunder shall be personal and not assignable.

11.      AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and shall be binding upon the Company and its respective successors and assigns, including any purchaser of all or substantially all of its assets, and shall be binding upon Executive's assigns, executors, administrators, Beneficiaries, or their legal representatives. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

12.      NOTICES

         Any notices provided for in this Agreement shall be sent to the Company at American Health Properties, Inc., 6400 S. Fiddlers Green Circle, Suite 1800, Englewood, Colorado 80111, Attention: Chairman, Compensation Committee, or at such other address as the Company may from time to time in writing designate, and to Executive at 6400 S. Fiddlers Green Circle, Suite 1800, Englewood, Colorado 80111, or at such other address as he may from time to time in writing designate. All notices will be deemed to have been delivered (i) as of the first to occur of actual receipt or two (2) business days after being sent by certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to whom addressed or (ii) if notice is given in any other manner, when actually received.

13.      ENTIRE AGREEMENT

         This instrument contains the entire agreement between the Company and Executive relating to the subject of Executive's employment by the Company, except to the extent that the terms and provisions of Additional Benefits, expense reimbursement policies and Company policies governing executives and employees generally are (as referred to herein) set forth in other documents. This Agreement supersedes all prior and contemporaneous oral and written agreements, understandings, and representations, among the parties, with respect to the subject matter hereof, including without limitation that certain amended and restated executive employment agreement between the Company and Executive, dated as of March 15, 1999.

14.      TERMINATION OF AGREEMENT

         This Agreement shall terminate at the end of the period of Executive's employment, as described in Section 1 of this Agreement (or at the end of any different period specifically set forth herein for the termination of Executive's employment), and may be continued thereafter only upon the execution of a writing to that effect signed by the Company and Executive. If Executive's employment continues after the termination of this Agreement for any period during which no such writing is in effect, Executive shall be deemed to be employed at the will of the Company and his employment may be terminated at any time with or without notice and with or without cause and without obligation of any party to any other party.

15.      TRADE SECRETS; SOLICITATION; NONDISPARAGEMENT

         If Executive's employment is terminated pursuant to section 5, for a period of 3 years thereafter Executive agrees not to, directly or indirectly,
(1) disclose or utilize any trade secrets or confidential information of the Company; (2) hire, cause or encourage any other person to hire, any employee of the Company or form any business enterprise with any such employee or in any way persuade or encourage any such employee to terminate or alter his or her employment with the Company; (3) communicate with any customer or vendor of the Company or any employee thereof regarding the business of the Company or such customer's, vendor's or employee's business relationship with the Company; or
(4) make any public statement or instigate, assist or participate in the making of any public statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company, its subsidiaries and publicly known affiliates, and their past or present officers, directors and management employees.

16.      WAIVERS

         The waiver or breach of any term or condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

17.      GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of Colorado.

18.      SEVERABILITY

         If any provision or clause of any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

19.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

20.      NO CONFLICT WITH PRIOR AGREEMENTS AND RIGHTS

         Executive hereby represents and warrants to the Company that neither the execution of this Agreement nor performance by Executive of his obligations hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any right of any third party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    "Company"

                                    AMERICAN HEALTH PROPERTIES, INC.

                                    By /s/ Joseph P. Sullivan
                                       -----------------------------------------
                                       Joseph P. Sullivan
                                       Chief Executive Officer

                                    By /s/ Steven A. Roseman
                                       -----------------------------------------
                                       Steven A. Roseman
                                       Secretary

"Executive"

/s/ Michael J.McGee
------------------------------------
Michael J.McGee

                               FIRST AMENDMENT TO

                        AMERICAN HEALTH PROPERTIES, INC.

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

                                      WITH

                                MICHAEL J. MCGEE

THIS FIRST AMENDMENT to the Amended and Restated Executive Employment Agreement (this "Amendment") dated as of July 16, 1999 (the "Restated Agreement") is entered on this 4th day of August 1999 to be effective as of July 16, 1999 between AMERICAN HEALTH PROPERTIES, INC., a Delaware corporation (the "Company"), and MICHAEL J. MCGEE, an individual ("Executive").

1.       AMENDMENT TO RESTATED AGREEMENT

         The Company and Executive agree that Section 5(c) of the Restated Agreement is hereby amended to clarify that the payment to be made by the Company to Executive pursuant to Section 5(c) shall be in respect of the cancellation of Executive's dividend equivalent rights with respect to each outstanding stock option held by Executive, and that, upon such payment by the Company to Executive, any and all of Executive's dividend equivalent rights with respect to outstanding stock options held by Executive shall terminate; provided, that if Executive becomes obligated under Section 5(h) to repay such payment to the Company, Executive's dividend equivalent rights shall be restored as of the date of the purported cancellation of such rights.

2.       EFFECT ON RESTATED AGREEMENT

         Except as provided in paragraph 2, the Restated Agreement shall remain in full force and effect in accordance with its terms and conditions.

3.       COUNTERPARTS

         This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date written above.


"Company"                                   "Executive

AMERICAN HEALTH PROPERTIES, INC.
a Delaware corporation

By: /s/ Michael J. McGee                     /s/ MICHAEL J. MCGEE
   ---------------------------------------   -----------------------------------
   Michael J. McGee, Senior Vice President   MICHAEL J. MCGEE


By: /s/ Steven A. Roseman
   ---------------------------------------
     Steven A. Roseman, Secretary